COMMUNITY FINANCIAL CORPORATION

June 28, 2010

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Community Financial Corporation, we cordially invite you to attend the annual meeting of Community Financial Corporation stockholders.  The meeting will be held at 6:30 p.m., local time, on July 28, 2010, at our executive offices located at 38 North Central Avenue, Staunton, Virginia 24401.  The annual meeting will include management’s report to you on our fiscal year 2010 financial and operating performance.

The matters expected to be acted upon at the meeting are described in the accompanying notice of annual meeting of stockholders and proxy statement.  An important aspect of the annual meeting process is the annual stockholder vote on corporate business items.  I urge you to exercise your rights as a stockholder to vote and participate in this process.

Whether or not you plan to attend the annual meeting please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible.  This will save Community Financial additional solicitation expenses and will ensure that your shares are represented at the annual meeting.

On behalf of your Board of Directors and management, I want to thank you for your attention to this important matter and express my appreciation for your confidence and support.

Very truly yours,

/s/ James R. Cooke, Jr.

James R. Cooke, Jr., D.D.S.
Chairman of the Board

COMMUNITY FINANCIAL CORPORATION
38 North Central Avenue
Staunton, Virginia 24401
(540) 886-0796
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 28, 2010
___________________________________________________

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Community Financial Corporation will be held at our executive offices located at 38 North Central Avenue, Staunton, Virginia  24401, on July 28, 2010, at 6:30 p.m., local time.

At the annual meeting, stockholders of Community Financial will be asked to consider and vote upon: (1) the election of two directors, each of whom shall be elected for a term of three years; (2) ratification of the appoint of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and (3) an advisory (nonbinding) resolution to approve our executive compensation as disclosed in the attached proxy statement.  Your Board of Directors recommends that you vote “FOR” each of the foregoing proposals.

Stockholders also will transact any other business that may properly come before the annual meeting and any adjournments thereof.  As of the date of this proxy statement, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on May 28, 2010, as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

The annual report to stockholders, which is not a part of the proxy soliciting materials, accompanies this notice of annual meeting of stockholders, proxy statement and form of proxy, which is first being mailed to stockholders on or about June 28, 2010.

To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

Thank you for your continued interest and support.

By Order of the Board of Directors

/s/ Ramona W. Savidge

Ramona W. Savidge
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 28, 2010: This Notice of Annual Meeting of Stockholders, the attached proxy statement and the Company’s 2010 Annual Report to Stockholders are available at https://www.cbnk.com.

Community Financial Corporation
38 North Central Avenue
Staunton, Virginia 24401
(540) 886-0796
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PROXY STATEMENT
____________________

ANNUAL MEETING OF STOCKHOLDERS
To be held on July 28, 2010
____________________

INTRODUCTION

The Community Financial Corporation Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Community Financial Corporation for use at Community Financial Corporation’s annual meeting of stockholders and any adjournments thereof.  The notice of annual meeting of stockholders, this proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 28, 2010.  References to Community Financial, the Company, we, us and our, refer to Community Financial Corporation, and as the context requires, Community Bank.  Community Bank is the wholly-owned subsidiary of Community Financial.

INFORMATION ABOUT THE ANNUAL MEETING

What is the date, time and place of the annual meeting?

Our annual meeting will be held as follows:

Date:	July 28, 2010
Time:	6:30 p.m., local time
Place:	Executive Offices of Community Financial
38 North Central Avenue
Staunton, Virginia 24401

What matters will be considered at the annual meeting?

At the annual meeting, stockholders of Community Financial are being asked to consider and vote upon: (i) the election of two directors, each of whom shall be elected for a term of three years; (ii) ratification of the appoint of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and (iii) an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this proxy statement.  The stockholders also will transact any other business that may properly come before the annual meeting and any adjournments thereof.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Who is entitled to vote?

The Board of Directors has fixed the close of business on May 28, 2010, as the record date for the annual meeting.  Only stockholders of record of Community Financial common stock on that date are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.  Each stockholder of record on May 28, 2010, will be entitled to one vote for each share of Community Financial common stock held.  On May 28, 2010, there were 4,361,658 shares of Community Financial common stock issued and outstanding and entitled to vote at the annual meeting.

What if my shares are held in “street name” by a broker, bank or other nominee?

If you are the beneficial owner of shares held in “street name” by a broker, bank, or other nominee, your nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your nominee, your nominee may nevertheless vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items, pursuant to current industry practice.

How will my shares of common stock held in Community Financial’s Employee Stock Ownership and 401(k) Profit Sharing Plan be voted?

We maintain an Employee Stock Ownership and 401(k) Profit Sharing Plan (“KSOP”) which owns approximately 6.3% of Community Financial’s common stock.  Each plan participant instructs the trustee of the plan how to vote the shares of Community Financial common stock allocated to his or her account under the plan.  If a plan participant properly executes the voting instruction card distributed by the plan trustee, the plan trustee will vote such participant’s shares in accordance with his or her instructions. Where properly executed voting instruction cards are returned to the plan trustee with no specific instructions as how to vote at the annual meeting or if the plan participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock allocated to his or her KSOP account, then in each case the plan trustee will vote those shares “FOR” each of management’s director nominees, “FOR” ratification of the Company’s independent registered public accounting firm, and “FOR” approval of the advisory (nonbinding) resolution regarding executive compensation.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Community Financial common stock outstanding on the record date will constitute a quorum.  Abstentions and broker “non-votes” will be included in determining the presence of a quorum at the annual meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

What vote is required for the election of directors?

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Community Financial common stock.  This means that the two director nominees with the most affirmative votes will be elected to fill the available seats.  With respect to the election of directors, stockholders may vote either “FOR” or “WITHHELD.”  Checking the box “WITHHELD” on the proxy is the equivalent of abstaining from voting on the election of directors and will have no effect on the vote.  If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote for the election of directors on your proxy card.  Your Board of Directors unanimously recommends that you vote “FOR” election of each of management’s director nominees.

What vote is required to ratify the appointment of our independent registered public accounting firm?

Ratification of the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2011, requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by holders of Community Financial common stock.  Abstentions from voting on the proposal will have the same effect as a vote against the proposal.  Broker non-votes will have no effect on this proposal. Your Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

What vote is required to approve the advisory (nonbinding) resolution regarding executive compensation?

Approval of the advisory (nonbinding) resolution on executive compensation as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast in person or by proxy, at the annual meeting.  Abstentions from voting on the proposal and broker non-votes will have no effect on the vote.  Since the stockholder vote is advisory, it will not be binding upon the Board of Directors.  The Compensation Committee of the Board, however, may take into account the outcome of the vote when considering future executive compensation arrangements.  Your Board of Directors unanimously recommends that you vote “FOR” approval of the advisory (nonbinding) resolution regarding executive compensation.

How do I vote?

You may vote in person at the annual meeting or by proxy.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting.  See “Can I change my vote after I submit my proxy” below.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed.  If you submit your proxy but do not make a specific choice as to how to vote, your proxy will be voted in accordance with the Community Financial Board’s recommendation “FOR” the election of each director nominee, “FOR” ratification of the Company’s independent registered public accounting firm, and “FOR” approval of the advisory (nonbinding) resolution regarding executive compensation.

The persons named in the proxy will have the discretion to vote on any other business properly presented for consideration at the annual meeting in accordance with their best judgment. As of the date of this proxy statement, we are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement and the notice of annual meeting of stockholders accompanying the proxy statement.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote.  Please vote each proxy card you receive.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Community Financial in writing before the annual meeting that you have revoked your proxy, or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from the nominee and a letter indicating that you were the beneficial owner of Community Financial common stock on May 28, 2010, the record date for voting at the annual meeting.

Proxy Solicitation Costs

Community Financial will pay the costs of soliciting proxies.  Community Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Community Financial common stock.  In addition to solicitation by mail, directors, officers and employees of Community Financial may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

STOCK OWNERSHIP OF COMMUNITY FINANCIAL
CORPORATION COMMON STOCK

Stock Ownership of Directors and Executive Officers

The following table presents information regarding the beneficial ownership of Community Financial common stock as of March 31, 2010, by:

•	those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than five percent of the outstanding common stock of Community Financial;
•	each director and director nominee of Community Financial;
•	each named executive officer of Community Financial set forth in the “Summary Compensation Table” herein; and
•	all of the executive officers and directors of Community Financial as a group.
The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table.  The address of each beneficial owner named in the table, except where otherwise indicated, is the same address as Community Financial.  An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Community Financial.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2010 are deemed outstanding.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  As of March 31, 2010, there were 4,361,658 shares of Community Financial common stock outstanding.

	Amount and Nature of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Beneficial Owners of More Than 5%
Community Financial Employee Stock Ownership and 401(k) Profit Sharing Plan	275,556	6.3%
Sagus Financial Fund, LP, Sagus Partners, LLC, Bankers Capital Group, LLC and David C Brown(1) 3399 Peachtree Road, Suite 2040 Atlanta, Georgia 30326	404,387	9.3%
United States Department of the Treasury (the “Treasury”)(2) 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	351,194	8.1%
Directors, Director Nominees and Executive Officers(3)(4)(5)
James R. Cooke, Jr., D.D.S. Chairman of the Board	74,722	1.7%
P. Douglas Richard(6) Vice Chairman of the Board	103,138	2.3%
Charles F. Andersen, M.D. Director	92,680	2.1%
Charles W. Fairchilds(7) Director	26,820	*
Dale C. Smith(8) Director /Director Nominee	107,400	2.5%
Morgan N. Trimyer, Jr. Director	24,900	*
Norman C. Smiley, III(6) Director/Director Nominee President and Chief Executive Officer	65,857	1.5%
R. Jerry Giles(9) Senior Vice President and Chief Financial Officer	81,671	1.9%
Chris P. Kyriakides(10) Former Senior Vice President/Regional President of Community Bank	29,861	*
All directors, director nominees and executive officers of Community Financial as a group (13 persons)	678,193	14.8%
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(1)
As reported by Sagus Financial Fund, LP, a Delaware limited partnership (“SFF”), Sagus Partners, LLC, a Georgia limited liability company and managing partner of SFF (“SP”), Bankers Capital Group, LLC, a Georgia limited liability company and 50% owner of SP (“BCG”), and David C. Brown, a resident of Georgia who is the 50% owner and manager of SP (Mr. Brown, with SFF, SP and BCG, the “Reporting Persons”) in a Schedule 13G dated February 9, 2010.  The Reporting Persons reported sole voting and investment power over all of its reported shares.

(2)
Represents the warrant for 351,194 shares of common stock of the Company acquired by the Treasury in connection with its purchase of shares of preferred stock of the Company in the TARP Capital Purchase Program (“TARP Program”).  As of January 1, 2010, the Treasury may exercise the warrant and may sell the warrant or the underlying warrant shares.  Treasury has agreed not to vote the warrant shares but that agreement would not apply to any subsequent holder.

(3)
Includes shares of Community Financial common stock held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares of common stock the group member may be deemed to have sole or shared voting and/or investment powers.

(4)
Includes shares of Community Financial common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days after March 31, 2010, pursuant to the exercise of stock options, as follows: Dr. Cooke, 4,000 shares; Mr. Richard, 59,000 shares; Dr. Andersen, 8,000 shares; Mr. Fairchilds, 8,000 shares; Mr. Smith, 8,000 shares; Mr. Trimyer, 18,000 shares; Mr. Smiley, 43,500 shares; and Mr. Giles, 32,000 shares; and all directors and executive officers as a group, 225,500 shares.

(5)
Includes shares of common stock held by the KSOP that have been allocated to accounts of the following individuals: Mr. Richard, 11,907 shares; Mr. Smiley, 9,457 shares; and Mr. Giles, 8,211 shares; and all directors and executive officers as a group, 43,329 shares.  Pursuant to the terms of the KSOP, each individual has the right to direct the voting of the shares of common stock allocated to his account.

(6)
Effective April 30, 2010, Mr. Richard retired from his positions as President and Chief Executive Officer of Community Financial and as Chief Executive Officer of Community Bank and Mr. Smiley was appointed as his successor.

(7)	Includes 17,400 shares of common stock held in a trust over which shares Mr. Fairchilds has shared voting and dispositive power with his spouse.
(8)	Includes 87,148 shares of common stock held in a trust over which shares Mr. Smith has shared voting and dispositive power with his spouse and 5,754 shares pledged for an obligation.
(9)	Includes 2,000 shares of common stock owned individual by Mr. Giles’ spouse and 1,400 shares of common stock held as custodian for Mr. Giles’ minor child.
(10)	Includes 18,000 shares pledged to secure an obligation. Effective April 20, 2009, Mr. Kyriakides was no longer employed with us.
PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors consists of seven members.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.

The table below sets forth information regarding our Board of Directors, including their age, position with Community Financial and term of office. The “Director Since” column includes service on the Board of Directors of Community Bank as well as service on Community Financial’s Board of Directors.

The Board of Directors selects nominees for election as directors, based on the recommendation of the Nominating Committee.  Dale C. Smith and Norman P. Smiley, III have been nominated for re-election to the Board of Directors for a three year term.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.  The Board of Directors recommends you vote “FOR” each of management’s director nominees.

Name	Age	Position(s) Held	Director Since	Term Expires

Director Nominees

Dale C. Smith	71	Director	1980	2013

Norman C. Smiley, III	48	President and Chief Executive Officer	2008	2013

Continuing Directors

James R. Cooke, Jr., D.D.S.	72	Chairman of the Board	1984	2012

P. Douglas Richard	66	Director	2000	2012

Morgan N. Trimyer, Jr.	67	Director	2000	2012

Charles F. Andersen, MD	68	Director	1990	2011

Charles W. Fairchilds	62	Director	1996	2011

Business Experience and Qualification of Directors

The Board believes that the many years of service that our directors have at the Company and the Bank is one of the directors’ most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and our Company.  Each outside director also brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each director of Community Financial for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that supports his or her service as a director are set forth below.

Norman C. Smiley, III, Mr. Smiley was appointed President of Community Bank in March, 2008, and effective April 30, 2010, will become the President and Chief Executive Officer of Community Financial and Community Bank.  Prior to joining the Company in April 1996, Mr. Smiley was a Branch Manager for First Virginia where he was employed for 14 years.  He is a 1987 graduate of the Virginia Bankers School of Bank Management at the University of Virginia and a 2001 graduate of the American Bankers Association Stonier Graduate School of Banking at Georgetown University.  Mr. Smiley is currently a Board member of the American Frontier Museum and the Staunton Redevelopment Housing Authority. He is a past Board member of the Coordinated Area Transportation System, Big Brothers/Big Sisters, Salvation Army, the Red Cross, the City of Staunton Board of Zoning Appeals and past Elder of the First Presbyterian Church.  Mr. Smiley’s many years of service in all areas of the financial institution operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges faced by the Company and the Bank and is well suited to educating the Board on these matters.

Dale C. Smith.  Mr. Smith was the General Manager and Chief Executive Officer of Augusta Cooperative Farm Bureau, a farm supply and retail store, for thirty-nine years until his retirement September 1, 2002. He is a graduate of Virginia Tech University and has been a member of the Company’s Board of Directors since 1980 serving on the Company’s Audit, Loan and Compensation committees.  Mr. Smith is a prior member of both the Augusta County School Board and director of Augusta Mutual Insurance Company.  Mr. Smith is active in Bethel Presbyterian Church as an Elder and Trustee.  Mr. Smith’s 39 years with the Augusta Cooperative Farm Bureau has provided him with strong leadership, management, financial and administrative skills, which together with his participation in the local community, brings valuable knowledge and skills to our organization.

James R. Cooke., D.D.S.  Dr. Cooke has been a practicing dentist in Staunton, Virginia since 1965.  Dr. Cooke is Chairman of the Company’s Board of Directors and has been a member of the Board of Directors since 1984 serving on the executive, compensation and audit committees.  He is a graduate of Bridgewater College and the Medical College of Virginia School of Dentistry.  Dr. Cooke is currently a member of the Staunton Kiwanis Club and the Blue Ridge Court Services Advisory Board where he is a past president.  He was previously elected for two terms to the Staunton City Council including one term as vice chairman.  Dr. Cooke also served as chairman of CADRE (a substance abuse prevention commission), an elder and chairman of the First Presbyterian Church finance committee and a member of the endowment committee.  He is a past member of the Augusta Regional Dental Clinic Board, the Staunton Downtown Development Association, the Staunton Redevelopment and Housing Authority Board, the Mary Baldwin College Advisory Board and chairman of Hospice of the Shenandoah.  Dr. Cooke’s 45 years of running a successful dental practice has provided him with strong leadership, management, financial and administrative skills, which together with his active participation in the local business community, brings valuable knowledge and skills to our organization.

P. Douglas Richard.  Mr. Richard was appointed the Acting President and Chief Executive Officer of Community Financial and Community Bank on January 12, 2000, and became the President and Chief Executive Officer of Community Financial and Community Bank on April 26, 2000.  Mr. Richard will retire from his officer positions with the Company and the Bank effective April 30, 2010, but will continue to serve on the Board of Directors.  He was appointed to the Board of Directors of Community Financial on April 26, 2000 and was recently appointed Vice Chairman of the Board.  From January 1, 1997, to January 12, 2000, Mr. Richard was a Senior Vice President of Community Bank.  From December 1993 to January 1996, he was President and Chief Executive Officer of Seaboard Bancorp.  Mr. Richard’s many years of service in all areas of the financial institution operations and his duties as President and Chief Executive Officer of the Company bring a special knowledge of the financial, economic and regulatory challenges faced by the Company and the Bank.

Morgan N. Trimyer, Jr.  In January 2001, Mr. Trimyer joined Bankers Insurance, LLC., the largest insurer of community banks in Virginia which is headquartered in Richmond, Virginia.  Mr. Trimyer is the Senior Vice President and the Director of Marketing and serves on the Senior Management Committee of Bankers Insurance.  Mr. Trimyer served as Vice President and Partner of Welton, Duke & Hawks, Inc., an insurance company headquartered in Portsmouth, Virginia from 1984 until January 2001.  He was also Vice President of Valley Insurance Agency, Inc. located in Lexington, Virginia and has twenty years of experience as an independent insurance agency owner insuring banks.  Mr. Trimyer is a past president of the Norfolk Rotary Club and a past member of the City of Norfolk Model Cities Task Force.  He is also a past director of the Old Dominion University Alumni Association and past director of the Old Dominion University Intercollegiate Foundation.  Mr. Trimyer is a past board member of the Run for the Children Children’s Hospital of the Kings Daughters and past finance committee member of the Sacred Heart Church.  He was member of the Community Bank Advisory Board in the Hampton Roads area of Virginia before being elected to the Community Financial Corporation Board of Directors.  As a result of Mr. Trimyer’s business experience he has developed strong general business, financial and risk management skills which are valuable to the Company and the Bank.  In addition, his participation in our local business community brings knowledge of the local economy and business opportunities for the Bank.

Charles F. Andersen, M.D.  Dr. Andersen was an orthopedic surgeon in private practice in Waynesboro, Virginia for thirty years prior to retiring in August 2004.  Dr. Andersen is a director of Augusta Hospital Corporation and chairman of Augusta Medical Group.  He is also a past president and director of the Augusta Free Clinic and the current director of the Augusta Regional Dental Clinic.  Mr. Andersen’s 30 years of running a successful business has provided him with strong leadership, management, financial and administrative skills which are valuable to our organization.

Charles W. Fairchilds.  Mr. Fairchilds was President of Allied Ready Mix Company in Waynesboro from 1987, until his retirement in January 2009.  In this role, he was responsible for all aspects of three operating divisions that specialized in construction materials and employed over 150 people.  Prior to joining Allied Ready Mix Company, Mr. Fairchilds owned and operated his own machine shop business in Waynesboro, Virginia for five years.  Mr. Fairchilds started his manufacturing career with Cummins Engine Company in 1973, holding various manufacturing positions within the company, including serving as Plant Manager of the Columbus Engine Plant which had over a million square feet of space and housed 5,500 employees, until his departure in 1983.  During his time in Waynesboro and Augusta County, Mr. Fairchilds has served his community in a variety of different roles including President of the Waynesboro YMCA and the Waynesboro/East Augusta Chamber of Commerce.  He began serving on the Community Bank board in 1996 and is currently the Chairman of the Audit Committee.  Mr. Fairchilds earned his MBA at the University of Virginia.  As a result of his education and professional experiences, Mr. Fairchilds brings strong leadership, management, finance and accounting skills to our board.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors of Community Financial has determined that all of its directors, with the exception of P. Douglas Richard, the Company’s former President and CEO, and Norman C. Smiley, the Company’s current President and CEO, are “independent directors,” as that term is defined by applicable listing standards of the NASDAQ Marketplace Rules and by the Securities and Exchange Commission.  These independent directors are James R. Cooke, Jr., Charles F. Andersen, Charles W. Fairchilds, Dale C. Smith and Morgan N. Trimyer, Jr.

The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.  As required by the NASDAQ Marketplace Rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.  In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.

Board Leadership Structure

The Board of Directors has placed the responsibilities of Chairman with an independent nonexecutive member of the Board which we believe provides better accountability between the Board and our management team.  We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team.  Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and stockholder meetings.  This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Corporation.  We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the Corporation in the eyes of our customers, employees and other stakeholders.

Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.

Board Role in Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Community Financial and Community Bank, and is responsible for ensuring that material risks are identified and managed appropriately.  The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures.  Directors also serve on various committees that focus on major areas of risk in Community Financial and Community Bank that include but are not limited to loans, investments and compensation. Directors discuss risk and risk mitigation strategies with management within these committees.  All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees

The Board of Directors of Community Financial and Community Bank, its wholly-owned operating subsidiary, generally meet monthly.  During fiscal 2010, each Board held 13 meetings. During fiscal 2010, no director during the period that he or she served attended less than 75% of the Community Financial Board meetings, Community Bank Board meetings and any committees thereof on which he or she served.

The Community Financial Board of Directors’ principal standing committees during fiscal 2010 were the Audit, Compensation/Benefits and Nominating Committees.  Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during fiscal 2010 is set forth below.

Audit Committee.  The Audit Committee operates under a formal written charter adopted by the Board of Directors.  The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to Community Financial specified by its Board of Directors.  The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors, and for the review and approval, on an ongoing basis, of all related party transactions for potential conflict of interest situations.  The Audit Committee Report appears on page 20 of this proxy statement.

During fiscal 2010, the members of the Audit Committee were James Cooke, Dale Smith and Charles Fairchilds (Chair). All members of the Audit Committee (i) are independent as defined under Rule 4200 (a)(15) of the NASDAQ Marketplace Rules; (ii) meet the criteria for independence set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of Community Financial or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Charles Fairchilds has past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial sophistication. The Board of Directors determined that no audit committee member meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” The Board of Directors, however, has determined, as previously stated, that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the NASDAQ Audit Committee requirements and that at least one of its members has the financial sophistication required by NASDAQ.  The Board of Directors believes that by satisfying the requirements of the NASDAQ listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, coupled with the industry experience each committee member has as a result of his substantial tenure on the Board of Directors, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee.  During fiscal 2010, the Audit Committee held five meetings.

Compensation/Benefits Committee.  The Compensation/Benefits Committee operates under a formal written charter adopted by the Board of Directors.  The Company’s Compensation/Benefits Committee and the Bank’s Compensation Committee, which have identical membership, are collectively responsible for determining compensation to be paid to the Bank’s officers and employees, which are based on the recommendation of supervisors, including the President and Chief Executive Officer.  President Richard is not present during voting or deliberations concerning his compensation. The Company’s Compensation\Benefits Committee is responsible for administering our stock option and incentive plan and our recognition and retention plan, and reviews overall compensation policies for the Company and the Bank.  This committee is also responsible for reviewing with the senior risk officer(s) the senior executive officer incentive compensation arrangements and to make reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threatens the value of Community Financial, a requirement imposed in connection with the Company’s participation in the Treasury’s Capital Purchase Program. Community Financial currently does not pay any salaries to its officers or employees since its principal activity is its ownership of Community Bank.

During fiscal 2010, the members of the Compensation/Benefits Committee were Charles Andersen, James Cooke, Charles Fairchilds, Dale Smith (Chair) and Morgan Trimyer. All members of the Compensation/Benefits Committee are independent as defined under the NASDAQ Marketplace Rules.  During fiscal 2010, the Compensation Committee held three meetings.

Nominating Committee.  The Nominating Committee operates under a formal written charter adopted by the Board of Directors.  The Nominating Committee is responsible for identifying individuals qualified to serve as board members and recommending to the Board of Directors the director nominees for election or appointment to the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee.

The Nominating Committee recommends candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation, bylaws and charter, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

Nominations, other than those made by the Board of Directors after its review of the recommendations of the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.6 of the Company’s bylaws.  In general, to be timely, a stockholder’s notice must be received by the Company not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting; however, if less than 70 days’ notice of the date of the scheduled annual meeting is given by the Company, the stockholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The stockholder’s notice must include the information set forth in Article I, Section 1.6.C of the Company’s bylaws, which includes the following:

(i)	as to each person whom a stockholder proposes to nominate for election as a director:
•
all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as a director or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

(ii)	as to the stockholder giving the notice:
	•	name and address of the stockholder as they appear on the Company’s books;
	•	number of shares of the Company’s common stock beneficially owned by the stockholder.

The foregoing description is a summary of the Company’s nominating process.  Any stockholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s articles of incorporation and bylaws, and Virginia law.
During fiscal 2010, the members of the Nominating Committee were Charles Andersen, James Cooke (Chair), Charles Fairchilds, Dale Smith and Morgan Trimyer. All members of the Nominating Committee are independent as defined in the NASDAQ Marketplace Rules.  The Nominating Committee met one time during fiscal 2010.

Committee Charters. The full responsibilities of the Audit, Compensation/Benefits and Nominating Committees are set forth in their charters, which are posted in the Investor Information section of our website at www.cbnk.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including directors, officers and employees of our subsidiaries and affiliates.  Our Code of Business Conduct and Ethics is posted in the Investor Information section of our website at www.cbnk.com.

Stockholder Communications with Directors

Stockholders may communicate directly with the Board of Directors, or any individual Board member, by sending written communications to the Company, addressed to the Chairman of the Board or such individual Board member.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  All of our directors attended last year’s annual meeting of stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to us during the fiscal years ended March 31, 2010 and 2009 by our Chief Executive Officer, our two other most highly compensated executive officers and one additional individual for whom disclosure would have been provided in this table but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.  We refer to the individuals listed in the table below as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)	All Other Compensation ($)	Total ($)
P. Douglas Richard(1) President and CEO of the Company; CEO of the Bank	2010 2009	$295,000 295,000	--- ---	--- ---	$ 8,250(2) 11,024	$303,250 306,024
Norman C. Smiley, III(1) SVP of the Company; President of the Bank	2010 2009	$180,000 180,000	--- ---	$8,400(3) ---	$ 7,200(2) 7,202	$187,200 187,202
R. Jerry Giles Senior Vice President and CFO of the Company and the Bank	2010 2009	$150,000 150,000	--- ---	--- ---	$ 6,750(2) 6,012	$156,750 156,012
Chris P. Kyriakides(4) Former Executive Officer	2010 2009	$ 27,333(4) 164,000	--- ---	--- ---	$194,460(4) 6,568	$221,793 170,568

(1)
Effective April 30, 2010, Mr. Richard retired from his positions as President and Chief Executive Officer of Community Financial and Chief Executive Officer of Community Bank and Mr. Smiley was appointed as his successor.

(2)	Reflects the Bank’s matching contribution under the 401(k) portion of the KSOP.
(3)
Reflects the aggregate grant date fair value of 7,500 stock options granted to Mr. Smiley on March 24, 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).  The assumptions used in calculating these amounts are included in Note 13 to the Consolidated Financial Statements contained in our 2010 Annual Report on Form 10-K accompanying this proxy statement.

(4)
On April 20, 2009, Mr. Kyriakides and Community Bank severed their employment relationship.  As a result, the amount set forth in the “Salary” column for 2010 represents the salary earned by Mr. Kyriakides during his 20 days of employment during fiscal 2010.  The amount set forth under the “All Other Compensation” column for 2010 includes: (i) $957, which represents the Bank’s matching contribution under the 401(k) portion of the KSOP; and (ii) $193,503, which represents the amount paid to Mr. Kyriakides’ in settlement of his existing employment agreement with Community Bank and change of control agreement with Community Financial.

Employment Agreements.  At March 31, 2010, Community Bank had an employment agreement with Mr. Richard, for his services as Chief Executive Officer of Community Bank and Mr. Smiley, for his services as President of Community Bank.  Each executive’s employment agreement provides for an annual base salary of not less than his annual base salary for the prior year.  The agreements provide for annual extensions of one year in addition to the then-remaining term, subject to a formal performance evaluation of the executive and approval of the one year extension by the Bank’s board of directors.  Messrs. Richard and Smiley are also entitled to participate (i) in performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors and (ii) employee benefit and welfare programs applicable to executive officers, subject to any limitation that might be imposed as a result in Community Financial’s participation in the U.S. Treasury Department’s Capital Purchase Program.  The agreements provide for termination of the executive upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by Office of Thrift Supervision regulations.

At March 31, 2010, in the event Mr. Richard had been terminated without cause or resigned for good reason, he would have been entitled to receive, as liquidated damages, the greater of (i) 1.5 times the total cash compensation paid or payable to him during the 12 full consecutive months immediately preceding the effective date of his termination of employment or (ii) the salary due to him for the remaining term of his agreement.  Mr. Smiley, if he had been terminated without cause or resign for good reason at March 31, 2010, he would have been entitled to receive for 12 months following the date of his termination, an amount equal to his annual base salary under his agreement.  In addition, Community Bank would also be required to maintain in full force and effect for the continued benefit of each executive for 12 months following the effective date of his termination or resignation, as the case may be, at no cost to him, substantially the same health and other benefits available to him in effect immediately prior to such termination. The foregoing payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, Messrs. Richard and Smiley from another employer during the period they are receiving post-termination compensation benefits from Community Bank.

In the event Messrs. Richard’s or Smiley’s employment is terminated in connection with or following a “change in control” (as defined in their change of control agreements with the Corporation), then the executive will be entitled to receive, in lieu of the amounts described in the preceding paragraph, a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended.  The terms of the change of control agreements are set forth under “- Change of Control Agreements” below.

Effective April 30, 2010, Mr. Richard retired from his positions as President and Chief Executive Officer of Community Financial and as Chief Executive Officer of Community Bank and Mr. Smiley was appointed as his successor.

Change of Control Agreements.  As of March 31, 2010, the Corporation had a change of control agreement with each of Messrs. Richard, Smiley and Giles, as well as with three other executive officers.   These agreements remain in effect until canceled by either party, upon at least 24 months prior written notice to the other party.  Under these agreements, the executive generally is entitled to a change of control payment from the Company if he is terminated (or for Messrs. Richard and Smiley, if he resigns for good reason) within six months preceding or 24 months after a change in control (as defined in the agreements).  In such an event, Messrs. Richard and Smiley would each be entitled to receive (i) a cash payment in an amount not to exceed 2.99 times his "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended and (ii) for one year from the date of termination, substantially the same health and other benefits available to him in effect immediately prior to such termination at no additional cost to the executive. The foregoing payments would be in lieu of any amounts owed to Messrs. Richard and Smiley under their employment agreements discussed above and would also be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, them from another employer during the period they are receiving post-termination compensation benefits.  Mr. Giles and the two other executive officers would each be entitled to receive a cash payment in an amount equal to 24 months of their then current salary.

All of the above payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a tax deduction to the Corporation or the imposition of a penalty tax on the executive.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards held by the named executive officers that were outstanding as of March 31, 2010.  There were no other equity awards held by the named executive officers at March 31, 2010.  All of the option awards set forth in the table below are immediately exercisable by the recipient upon grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

P. Douglas Richard	10,000	---	4.815	05/01/2010
	12,000	---	4.815	03/27/2011
	8,000	---	5.565	03/27/2012
	4,000	---	7.430	03/16/2013
	15,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016
Norman C. Smiley	4,000 2,000 10,000 10,000 6,000 4,000 7,500	--- --- --- --- --- --- ---	5.565 7.430 9.400 4.815 11.220 10.900 3.680	03/27/2012 03/16/2013 12/16/2013 03/28/2011 03/23/2015 03/22/2016 03/24/2020
R. Jerry Giles	6,000	---	4.815	03/27/2011
	4,000	---	5.565	03/27/2012
	2,000	---	7.430	03/16/2013
	10,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016
Chris P. Kyriakides	---	---	---	---

Retirement Benefits

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

Tax-Qualified Pension Plan. The Company’s subsidiary, Community Bank, has a noncontributory defined benefit pension plan (“Pension Plan”) covering substantially all of the employees of the Company and the Bank who have met minimum service requirements, excluding hourly employees.  Compensation covered by the Pension Plan includes base earnings plus amounts deferred at the election of the employee under the Company’s KSOP, but excludes commissions, bonuses, overtime and amounts paid with respect to non-qualified deferred compensation plans, if any.  The benefits under this Pension Plan are not subject to Social Security or other offsets.

Salary Continuation Agreements. The Bank has entered into Salary Continuation Agreements with each of the named executive officers. Benefits will commence upon the later of the executive reaching normal retirement age (age 62 for Mr. Richard and age 65 for the other named executive officers) or the executive’s termination of service, at a benefit level equal to between 20% to 30% of his final annual cash compensation, as defined, and will be paid for a period of 15 years, except in the case of an executive’s voluntary termination of employment prior to reaching normal retirement age or termination for cause.  In the event of an executive’s voluntary termination of employment prior to reaching normal retirement age, the Company will pay the executive the accrued balance in the executive’s account over 15 years. In the event of an executive’s termination of employment for cause (as defined in the agreement), no benefit shall be payable under the Salary Continuation Agreement.  Benefits payable under these agreements are unfunded, unsecured obligations of the Bank.  The cost of benefits payable under the retirement agreements are expected to be offset by the earnings on life insurance purchased by the Bank.

The assumptions used in determining the present value of accumulated service in the table below are referenced in Note 13 to our audited financial statements contained in the Annual Report to Stockholders accompanying this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Service ($)	Payments During Last Fiscal Year ($)
P. Douglas Richard	Pension Plan	13	$413,712	---
	Salary Continuation Agreement	6	878,266	---
Norman C. Smiley, III	Pension Plan	14	79,941	---
	Salary Continuation Agreement	6	43,723	---
R. Jerry Giles	Pension Plan	16	219,340	---
	Salary Continuation Agreement	6	199,477	---
Chris P. Kyriakides	Pension Plan	12	70,306	---
	Salary Continuation Agreement	5	98,540	---

Post-termination Payments and Benefits

The following tables summarize the value of termination payments and benefits that our named executive officers would receive if they had terminated employment with the Company on March 31, 2010 under the circumstances shown.  The tables exclude (i) amounts accrued through March 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and, if any, earned annual bonus for fiscal 2009, and (ii) contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers, and that are available generally to all of our salaried employees, such as vested account balances under our Pension Plan, KSOP and health and welfare benefits.

P. Douglas Richard
Benefit	Termination of Service for Cause ($)	Retirement, Death or Disability ($)	Resignation by Executive for “Good Reason” or Termination by Company without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for “Good Reason” or Termination by Company Without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Employment Agreement	---	---	$442,500(1)	---
Salary Continuation Agreement(2)	---	$91,725	$91,725	$91,725
Change in Control Agreement	---	---	---	$882,050(3)
(1)
Reflects the lump sum cash amount that would be payable to Mr. Richard under this scenario.  In addition to this amount, Mr. Richard would also be entitled for twelve months following the effective date of his termination or resignation (“liquidated damages period”), as the case may be, at no cost to him, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees, (ii) a monthly car allowance of not less than $500 and (iii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $3,600 annually. These amounts are subject to offset for income earned from providing services to another company during the liquidated damages period.

(2)
Reflects the annual benefit that would be payable to Mr. Richard or his beneficiary, as the case may be.  The annual benefit is equal to 30% of Mr. Richard’s annual cash compensation, as calculated under his salary continuation agreement.  The annual benefit would be paid in monthly installments for a 15 year period, commencing the month following Mr. Richard’s termination of service with the Bank.

(3)
Reflects the lump sum cash amount that would be payable to Mr. Richard under this scenario.  In addition to this amount, Mr. Richard would be entitled for a period ending at the earlier of one year after the effective date of his termination or the date of his full time employment by another employer, at no cost to Mr. Richard, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees, (ii) a monthly car allowance of not less than $500 and (iii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $3,600 annually. These benefits are subject to a maximum limitation not to exceed 2.99 times “base amount” as defined in the Internal Revenue Code of 1986, as amended.

Norman C. Smiley, III
Benefit	Termination of Service for Cause ($)	Retirement	Death or Disability ($)	Resignation by Executive for “Good Reason” or Termination by Company Without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for “Good Reason” or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Employment Agreement	---	---	---	$180,000(1)	---
Salary Continuation Agreement	---	$2,915(2)	$38,000(3)	$38,000(3)	$38,000(3)
Change in Control Agreement	---	---	---	---	$538,200(4)

(1)
Reflects the lump sum cash amount that would be payable to Mr. Smiley under this scenario.  In addition to this amount, Mr. Smiley would also be entitled for twelve months following the effective date of his termination or resignation (“liquidated damages period”), as the case may be, at no cost to him, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employee and (ii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $3,600 annually.  These amounts are subject to offset for income earned from providing services to another company during the liquidated damages period.

(2)
Reflects the annual benefit that would be payable to Mr. Smiley assuming he retired as of March 31, 2010.  The annual benefit is based on the accrued balance in the executive’s account as of that date. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Smiley’s 65th birthday.

(3)
Reflects the annual benefit payable to Mr. Smiley or his beneficiary, as the case may be.  The annual benefit is equal to 20% of Mr. Smiley’s annual cash compensation, as calculated under his salary continuation agreement.  The annual benefit would be paid in monthly installments for a 15 year period, commencing, in the event of disability, the first day of the month following Mr. Smiley’s 65th birthday and, in the event of death, the first day of the month following his death.

(4)
Reflects the lump sum cash amount payable to Mr. Smiley under this scenario.  In addition to this amount, Mr. Smiley would be entitled for a period ending at the earlier of one year after the effective date of his termination or the date of his full time employment by another employer, at no cost to Mr. Smiley, to participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees.  These benefits are subject to a maximum limitation not to exceed 2.99 times “base amount” as defined in the Internal Revenue Code of 1986, as amended.

R. Jerry Giles
Benefit	Termination of Service for Cause ($)	Retirement	Death or Disability ($)	Resignation by Executive for “Good Reason” or Termination by Company Without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for “Good Reason” or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Salary Continuation Agreement	---	$13,300(1)	$37,500(2)	$37,500(2)	$37,500(2)
Change in Control Agreement	---	---	---	---	$300,000(3)

(1)
Reflects the annual benefit that would be payable to Mr. Giles assuming he retired as of March 31, 2010.  The annual benefit is based on the accrued balance in the executive’s account as of that date. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Giles’ 65th birthday.

(2)
Reflects the annual benefit payable to Mr. Giles or his beneficiary, as the case may be.  The annual benefit is equal to 25% of Mr. Giles’ annual cash compensation, as calculated under his salary continuation agreement.  The annual benefit would be paid in monthly installments for a 15 year period, commencing, in the event of disability, the first day of the month following Mr. Giles’ 65th birthday and, in the event of death, the first day of the month following his death.

(3)
Reflects the lump sum cash amount payable to Mr. Giles under this scenario.  In addition to this amount, Mr. Giles would be entitled for a period ending at the earlier of one year after the effective date of his termination or the date of his full time employment by another employer, at no cost to Mr. Giles, to participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees.  These benefits are subject to a maximum limitation not to exceed 2.99 times “base amount” as defined in the Internal Revenue Code of 1986, as amended.

Mr. Kyriakides’ employment with the Company and the Bank terminated on April 20, 2009.  See the amounts set forth in the Summary Compensation Table regarding payments made to Mr. Kyriakides in connection with his termination of employment.

Executive Compensation Restrictions and Limitations Resulting from Participation in Treasury’s Capital Purchase Program

In December 2008, we participated in the Capital Purchase Program (referred to in this section as the “CPP”) through which the U.S. Treasury Department invested approximately $12.6 million in exchange for our preferred stock and warrants for our common stock.  The CPP mandates that we implement certain restrictions and limitations on executive compensation.  In particular, it requires a review to ensure our incentive compensation programs do not encourage our senior executive officers to take excessive risks and limits our tax deductions for senior executive pay.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”).  The ARRA amends, among other things, the CPP legislation by directing the U.S. Treasury Department to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the CPP.  Except as expressly mentioned otherwise, the foregoing discussion under “Executive Compensation of Executive Officers” does not address the effect, if any, compliance with the ARRA may have on our executive compensation programs.  Due to the relatively small amount of our CPP investment, the Board of Directors does not believe that the CPP requirements, as amended by ARRA, will have a material effect our executive compensation programs.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during fiscal 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)	Total ($)
Charles F. Andersen	$13,600	---	---	---	---	---	$13,600
James R. Cooke, Jr.	$24,000	---	---	---	---	---	$24,000
Charles W. Fairchilds	$13,600	---	---	---	---	---	$13,600
Dale C. Smith	$13,000	---	---	---	---	---	$13,000
Morgan N. Trimyer, Jr.	$13,240	---	---	---	---	---	$13,240

(1)	Includes director fees that have been deferred by the director under our director deferred compensation plan.
(2)	All amounts in this column reflect the amount of above-market earnings on deferred compensation. Our director retirement and deferred compensation plans are described below.

Directors are not paid for services on the Board of Directors of Community Financial.  We may if we believe it is necessary to attract or retain qualified directors or if it is otherwise beneficial to Community Financial, adopt a policy of paying directors for service on the Community Financial Board.

During fiscal 2010, non-employee directors of Community Bank, other than the Chairman of the Board and the Chairman of the Audit Committee, received a director’s retainer fee of $1,000 per month and a meeting fee of $200 for each committee meeting attended.  The Chairman of the Board received a chairman’s retainer fee of $2,000 per month.  The Chairman of the Board received no additional compensation for attending committee meetings.  The Chairman of the Audit Committee received a director’s retainer fee of $1,000 per month and a meeting fee of $400 for each committee meeting attended.  Directors who are Community Bank employees receive no extra pay for services as directors.

Directors may defer receipt of up to 100% of their retainer and meeting fees pursuant to a deferred compensation plan established by Community Bank.  Directors who elect to defer some or all of their fees are credited at the end of each plan year with interest on their deferred account  balance at an annual rate equal to 75% of the Company’s return on equity for that year, compounded monthly, until reaching age 70.  Upon reaching age 70, the Company will pay the director his or her deferred account balance in 60 equal monthly installments, including interest at 8%.

The Bank has entered into retirement agreements with each non-employee director.  Under the terms of these agreements each non-employee director was granted an initial annual benefit of $10,800, which amount increases at 3% per year for each full year of service after January 1, 2004.  The benefit accrues to the director annually until reaching age 70.  In the event the director ceases to be a member of the Company’s Board of Directors prior to reaching age 70, other than for death, disability, in connection with a change in control or for cause, then the director shall only be entitled to the accrued balance in the director’s account as of the date of early termination.  The annual benefit will generally commence upon the later of the director reaching age 70 or the director’s retirement from the Board of Directors, and will be payable monthly for a period of 5 years.  In the case of the director’s death or disability prior to retirement, the annual benefit will commence in the month following the director’s death or disability.  No benefits are payable to the director under these agreements if he or she is terminated as a director for cause by stockholders.  The cost of benefits payable under the retirement agreements are expected to be offset by the earnings on life insurance purchased by the Bank.

PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has renewed its arrangement with Yount, Hyde & Barbour, P.C. to be its independent auditors for the fiscal year ending March 31, 2011, subject to ratification of that appointment by Community Financial’s stockholders at the annual meeting.  In making its determination to renew its arrangement with Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for the 2010 fiscal year, the Audit Committee considered the non-audit services that the independent auditors provided during the 2010 fiscal year and determined that the provision of these services is compatible with and does not impair the auditors’ independence.  The Audit Committee pre-approves all audit and non-audit services performed by the independent auditors.  A representative of Yount, Hyde & Barbour, P.C. is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Your ratification of the Audit Committee’s selection of Yount, Hyde & Barbour, P.C. is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm.  However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm.  The Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interest of Community Financial and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as Community Financial’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Independent Auditing Firm Fees

Yount, Hyde & Barbour, P.C. was the Company’s principal auditor for fiscal 2010 and 2009.  The aggregate fees billed to the Company by Yount, Hyde & Barbour, P.C. and its affiliates for the fiscal years ended March 31, 2010 and 2009 were as follows:

	Year Ended March 31,
	2010	2009

Audit Fees	$68,125	$72,250
Audit Related Fees(1)	18,838	20,744
Tax Fees(2)	5,400	5,250
All Other Fees(3)	6,400	---
____________________________

(1)
Audit-related fees consist of consultation concerning financial accounting and reporting standards.  In addition, fiscal years 2010 and 2009 included $15,400 and $14,750, respectively, of fees related to employee benefit plan audits.

(2)	Tax fees consist of preparation of federal and state income tax returns and consultation regarding tax compliance issues.
(3)	Includes fees related to a vulnerability assessment of information systems.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.  The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors.  The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting.  At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Community Financial operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Community Financial’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors.  The Audit Committee also discussed with Community Financial’s independent auditors the overall scope and plans for the audit.  The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Community Financial’s internal controls, and the overall quality of Community Financial’s financial reporting.  The Audit Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under the caption “Relationship with Independent Auditors” above.

Community Financial’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

The Audit Committee has issued the following report with respect to the audited financial statements of Community Financial for the fiscal year ended March 31, 2010.

(i)	The Audit Committee has reviewed and discussed with Community Financial’s management Community Financial’s audited financial statements for the fiscal year ended March 31, 2010;

(ii)
The Audit Committee has discussed with Yount, Hyde & Barbour, PC, the independent auditors for Community Financial, the matters required in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in rule 3200T; and

(iii)
The Audit Committee has received the written disclosures and the letter from Yount, Hyde & Barbour, PC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, disclosing the matters that, in the auditors' judgment, may reasonably be thought to bear on the auditors' independence from Community Financial, and has discussed with the auditors their independence from Community Financial.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2010 audited financial statements be included in Community Financial’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Submitted by the Audit Committee of Community Financial's Board of Directors:

Charles W. Fairchilds (Chair)	James R. Cooke, Jr.	Dale C. Smith

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

Community Bank has followed a policy of granting loans to officers and directors.  These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  All loans that Community Bank makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Community Bank.   All loans to directors and executive officers were performing in accordance with their terms at March 31, 2010.

The Audit Committee of the Board of Directors is responsible for the review and approval of all related party transactions for potential conflict of interest situations.  A related party transaction is a transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404.  While there are no written policies or procedures regarding the Audit Committee’s review of related party transactions, the committee must review the material facts of any related party transaction and approve the transaction.  If advance approval is not practicable, then the committee must ratify the related party transaction at its next scheduled meeting or the transaction must be rescinded.  In making its determination to approve or ratify the transaction, the committee will consider such factors as (i) the extent of the related party’s interest in the related party transaction; (ii) if applicable, the availability of other sources of comparable products or services; (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances; (iv) the benefit to the Company; and (v) the aggregate value of the related party transaction. During fiscal 2010, there were no related party transactions between Community Financial (or its subsidiary) and any of its directors, executive officers and/or their related interests.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Community Financial’s directors and executive officers, and persons who own more than 10% of Community Financial’s common stock to report their initial ownership of Community Financial’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC and Community Financial is required to disclose in this proxy statement any late filings or failures to file.

Community Financial believes, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2010, that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL III
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSTION

As a participant in the TARP Capital Purchase Program, we are required to include in this proxy statement and present at the annual meeting a non-binding stockholder vote to approve the compensation of our executives, as disclosed in this proxy statement pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this proxy statement.  The proposal will be presented at the annual meeting in the form of the following non-binding, advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the tabular and narrative disclosures on the compensation of our named executive officers in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect any compensation paid or awarded to any executive.  The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

In addition, the Compensation/Benefits Committee, as required in connection with our participation in the Treasury’s Capital Purchase Program, has certified to the Department of the Treasury and to the Office of Thrift Supervision, its primary federal regulator, that its has conducted a review of our senior executive incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk.  The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  Our Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in next year’s proxy materials for the annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our main office located at 38 North Central Avenue, Staunton, Virginia 24401, before March 1, 2011.  To be considered for presentation at next year’s annual meeting, although not included in the proxy materials, any stockholder proposal must be received at our main office on or before June 28, 2011; provided, however, that in the event that the date of next year’s annual meeting is held before July 8, 2011 or after September 26, 2011, the stockholder proposal must be received on or before the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made.

All stockholder proposals for inclusion in Community Financial’s proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal, regardless of whether it is included in our proxy materials, Community Financial’s certificate of incorporation and bylaws and Virginia law.

ANNUAL REPORTS

Stockholders of record on May 28, 2010 should have received a copy of our Fiscal 2010 Annual Report to Stockholders on Form 10-K with this proxy material.  If, upon receipt of this proxy material, you have not received the Fiscal 2010 Annual Report to Stockholders on Form 10-K, please write to the Corporate Secretary at the address below and a copy will be sent to you.  The annual report does not constitute a part of the proxy solicitation material and is not incorporated herein by reference.

A copy of Community Financial’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is available to each record and beneficial owner of Community Financial’s common stock without charge upon written request to the Corporate Secretary, Community Financial Corporation, 38 North Central Avenue, Staunton, Virginia  24401.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY	COMMUNITY FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS	July 28, 2010

■	PLEASE MARK VOTES AS IN THIS EXAMPLE

The Board of Directors recommends a vote “FOR” each nominee and “FOR each of the proposal listed below.

I.	The election of the following individuals as directors of Community Financial Corporation:

	FOR	WITHHELD
1. DALE C. SMITH (3-year term)	‘	‘
2. NORMAN C. SMILEY, III (3-year term)	‘	‘

		FOR	AGAINST	ABSTAIN

II.	Ratification of the appointment of Yount, Hyde & Barbour, P.C. as the	‘	‘	‘
Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

III.	The advisory (non-binding) resolution to approve the compensation	‘	‘	‘
of our executives, as disclosed in the accompanying proxy statement.

The undersigned acknowledges receipt from Community Financial Corporation prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated June 28, 2010.

Signature	Date	Signature (Joint Owners)	Date

Note:  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABLE PROXY	COMMUNITY FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS	July 28, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signer(s), on the reverse side, hereby appoint(s) the members of the Board of Directors of Community Financial Corporation, and the survivors of them, with full power of substitution, to act as attorneys and proxies for the signer(s) to vote, as indicated on the reverse side, all shares of common stock of Community Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Community Financial Corporation to be held at 6:30 p.m., local time, on July 28, 2010 at Community Bank’s executive offices located at 38 North Central Avenue, Staunton, Virginia, and at any and all adjournments or postponements thereof.

This proxy, when properly executed and timely returned, will be voted as directed herein.  If no direction is given, this proxy will be voted “FOR” the director nominees and each of the stated proposals and in the discretion of the proxy holder on any other matter that may be properly come before the meeting or any adjournment or postponement thereof.  Should one or more nominees be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for substitute nominees designated by the Board of Directors of Community Financial Corporation.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:  Community Financial Corporation’s 2010 Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and proxy statement are available at https://www.cbnk.com.

Important!  Please sign and date this card on the reverse side!